UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 11, 2012

AT&T Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 11, 2012, AT&T Inc. (referred to as “we” or “AT&T”) amended and extended for an additional one-year term its existing $5 billion, four-year revolving credit agreement (the “Four-Year Agreement”). AT&T also entered into a new $3 billion, five-year revolving credit agreement (the “Five-Year Agreement”), with certain investment and commercial banks and Citibank, N.A., as the Administrative Agent, to replace its expiring 364-day revolving credit agreement dated as of December 19, 2011. In the event advances are made under either agreement, those advances would be used for general corporate purposes.

The summary descriptions of the Four-Year Agreement and the Five-Year Agreement contained in these items 1.01 and 2.03 do not purport to be complete and are qualified in their entirety by reference to the Four-Year Agreement and the Five-Year Agreement, which are incorporated by reference as Exhibits 10-a and 10-b to this Current Report on Form 8-K and are incorporated herein by reference.

Four-Year Agreement

In addition to extending the term, the primary amendment to the Four-Year Agreement was to decrease the amount payable as facilities fees.

The obligations of the lenders under the Four-Year Agreement to provide advances will terminate on December 11, 2016, unless prior to that date either: (i) AT&T and, if applicable, a Co-Borrower, reduces to $0 the commitments of the lenders under the Agreement or (ii) certain events of default occur. The Agreement also provides that AT&T and lenders representing more than fifty percent of the facility amount may agree to extend their commitments under the Agreement for two additional one-year periods beyond the December 11, 2016 termination date, under certain circumstances.

Advances bear interest, at AT&T’s option, either:

•

at a variable annual rate equal to the highest of: (1)(a) the base (or prime) rate of the bank affiliate of Citibank, N.A. which is serving as administrative agent under the Agreement, (b)  1/2% per annum above the Federal funds rate, and (c) the London interbank offered rate (“Libor”) applicable to U.S. Dollars for a period of one month plus 1.00%, plus (2) an applicable margin, as set forth in the Agreement (“Applicable Margin”); or

•	at a rate equal to: (i) the London interbank offered rate (“Libor”) for a period of one, two, three or six months, as applicable, plus (ii) the Applicable Margin.

The Applicable Margin will equal 0.565% if AT&T’s unsecured long-term debt is rated at least A+ by Standard and Poor’s or Fitch, Inc. or A1 by Moody’s Investors Service. The Applicable Margin will be 0.680% per annum if AT&T’s unsecured long-term debt ratings are A or A2 and will be 0.910% per annum in the event AT&T’s unsecured long-term debt ratings are A- and A3 (or below).

AT&T will also pay a facility fee of 0.060%, 0.070%, or 0.090%, depending on AT&T’s credit rating, of the amount of lender commitments.

In the event that AT&T’s unsecured long-term debt ratings are split by S&P, Moody’s and Fitch, then the Applicable Margin will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Applicable Margin will be determined based on the level that is one level above the lowest of such ratings.

As of the date of this filing, AT&T’s unsecured long-term debt is rated A- by S&P, A2 (under review for downgrade) by Moody’s and A by Fitch. S&P, Moody’s and Fitch may change their ratings at any time and AT&T disclaims any obligation to provide notice of any changes to these ratings.

Five-Year Agreement

The obligations of the lenders under the Five-Year Agreement to provide advances will terminate on December 11, 2017, unless prior to that date either: (i) AT&T, and if applicable, a Co-Borrower, reduces to $0 the commitments of the lenders under such Agreement, or (ii) certain events of default occur. The Five-Year Agreement also provides that AT&T and lenders representing more than 50 percent of the facility amount may agree to extend their commitments under such Agreement for two one-year periods beyond the December 11, 2017 termination date, under certain circumstances. AT&T has the right to terminate, in whole or in part, amounts committed by the lenders under the Agreement in excess of any outstanding advances; however, any such terminated commitments may not be reinstated. The Five-Year Agreement contains provisions substantially identical to the Four-Year Agreement permitting subsidiaries to be added as additional borrowers, with or without a guarantee by AT&T Inc. The terms of such guarantee are set forth in the agreement.

Advances bear interest, at AT&T’s option, either:

•

at a variable annual rate equal to the highest of: (1) (a) the base (or prime) rate of the bank affiliate of Citibank, N.A. which is serving as administrative agent under such Agreement, (b)  1/2% per annum above the Federal funds rate, and (c) the Libor for a period of one month plus 1.00%, plus (2) an applicable margin as set forth in such Agreement (“Applicable Margin”); or

•	at a rate equal to: (i) Libor for a period of one, two, three or six months, as applicable, plus (ii) the “Applicable Margin”.

The Applicable Margin will equal 0.565% if its unsecured long-term debt is rated at least A+ by Standard and Poor’s or Fitch, Inc. or A1 by Moody’s Investors Service. The Applicable Margin will be 0.680% per annum if AT&T’s unsecured long-term debt ratings are A or A2 and will be 0.910% per annum in the event AT&T’s unsecured long-term debt ratings are A- and A3 (or below).

Advances under the Five-Year Agreement are not conditioned on the absence of a material adverse change. Repayment of all advances must be made no later than the date on which lenders are no longer obligated to make any advances under the Five-Year Agreement.

Like the Four-Year Agreement, Five-Year Agreement contains a negative pledge covenant, which requires that, if at any time AT&T or a subsidiary pledges assets or otherwise permits a lien on its properties, advances under the agreement will be ratably secured, subject to specified exceptions. Like the Four-Year Agreement, The Five-Year Agreement also contains a financial ratio covenant that provides that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.0 to 1 of:

(A) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as specified in the agreement as indebtedness on AT&T’s consolidated balance sheet, to

(B) the net income of AT&T and its consolidated subsidiaries, determined on a consolidated basis for the four quarters then ended in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date of the agreement, (d) interest expense, (e) income tax expense or benefits, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. In the event AT&T acquires or disposes of a material business (as defined in the Agreement) and pro forma financial statements are provided, then net income would be as shown on those statements, subject to the adjustments described above.

Defaults under the Five-Year Agreement, which would permit the lenders to accelerate required repayment and which would increase the Applicable Margin by 2.00% per annum, include:

(i) we fail to pay principal or interest, or other amounts under the agreement beyond any grace period;

(ii) we fail to pay when due other debt of $400 million or more that results in acceleration of that debt or a creditor commences enforcement proceedings within a specified period after a money judgment of $400 million or more has become final;

(iii) a person acquires beneficial ownership of more than fifty percent of our common shares or more than majority of our directors changes in any 24-month period other than as elected by the remaining directors;

(iv) material breaches of representations or warranties in the agreement;

(v) we fail to comply with other covenants under the agreement for a specified period after notice;

(vi) we fail to comply with the negative pledge or debt-to-EBITDA ratio covenants described above;

(vii) we fail to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974, as amended (ERISA);

(viii) our bankruptcy or insolvency.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10-a Four-Year Credit Agreement dated as of December 11, 2012

10-b Five-Year Credit Agreement dated as of December 11, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Inc.

By:	/s/ Paul W. Stephens
Paul W. Stephens Senior Vice President and Controller

Date: December 11, 2012